EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Adds Sharon R. Gabrielson, Chair of Mayo Clinic’s Global Business Solutions, to Board of Directors
HOUSTON, Texas, February 26, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the appointment of Sharon R. Gabrielson to its Board of Directors.
Ms. Gabrielson is a progressive healthcare executive with over 30 years of broad-based leadership experience in the healthcare industry. She currently serves as Chair of Global Business Solutions for the Mayo Clinic, where she is responsible for directing domestic and international business development opportunities for the Clinic’s healthcare products and services to the B2B and B2C markets. Previously, Ms. Gabrielson was Vice Chair of Mayo’s Health System Administration, where she oversaw an organization of community-based practices including hospitals, clinics, nursing homes, and home health which generated approximately $2 billion in revenues. She led the design and implementation of the Mayo Model of Community Care, transforming care delivery models to optimize quality and outcomes and maximize reimbursement. Earlier at Mayo Clinic, Ms. Gabrielson held a leadership role as Section Head of the Division of Systems and Procedures, the company’s management engineering and internal consulting function. Prior to Mayo Clinic, Ms. Gabrielson served in various positions with the Olmsted Medical Center and LifeSource Upper Midwest Organ Procurement Organization. She began her career as a registered nurse.
Ms. Gabrielson has served on numerous leadership and management committees at Mayo Clinic, as well as industry boards including for-profit public and private, as well as not-for-profit and community organizations. She currently serves as an independent director for Catasys (NASDAQ: CATS) and is a member of the nominating/governance and audit committees. She is also an advisory board member for CyberMdx and Strategic Partners (SPI), Inc., assisting as they scale for growth in the health care market.
Philip Zerrillo, Chairman of Sharps’ Board of Directors, commented, “We are very pleased to announce Sharon’s addition to our Board. She is a true leader and innovator in the healthcare industry, with extensive and relevant experience in the healthcare marketplace. Her broad experience at Mayo Clinic - one of the most respected healthcare organizations in the world - should prove to be very valuable to Sharps as we bring our unique solutions to a broader base of customers across the country.”
Sharon Gabrielson commented, “Sharps Compliance is at a unique point in its growth and I’m excited to become a part of this dynamic organization. Sharps is well positioned in two growing markets, the $1 billion medical waste market and the $1 billion unused medication disposal market, and is at an inflection point in its development with significant potential to become a much larger company in years to come. The Company’s medical waste solution for small to medium sized generators has been enhanced with the expansion of its route-based capabilities and I look forward to working with management to execute strategies designed to capture additional market share. Furthermore, the Company’s unused medications solution provides a cost-effective method designed to address an ongoing and tragic situation in our country. The intensifying interest and rapid growth that the Company is seeing with its solutions for the proper disposal of unused medication reflects the magnitude of the opioid crisis and I look forward to furthering the safe and easy disposal of unused medications including controlled substances across the country.”
David P. Tusa, the Company’s Chief Executive Officer and President added, “The senior management team welcomes and looks forward to working with Sharon as we strive to increase market penetration with all of our medical waste and unused medication solution offerings. We also believe Sharon’s knowledge and experience will be helpful as we seek to raise market awareness of our TakeAway Recycle System, for recycling of single use devices, and to promote our solution’s ability to assist in decreasing infections in hospital and surgery centers while also supporting sustainability initiatives within major healthcare systems.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe harbor statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com